Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Paul Taaffe
(704) 227-3623
ptaaffe@fairpoint.com

Media Contact:
Angelynne Amores Beaudry
(207) 535-4129
aamores@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS
2014 SECOND QUARTER RESULTS

•	Unlevered Free Cash Flow[1] of $21.4 million for the quarter and $49.4 million year-to-date

•	Adjusted EBITDA[1] of $64.2 million for the quarter and $128.4 million year-to-date

•	Capital expenditures of $34.9 million for the quarter and $63.0 million year-to-date

•	Net loss of $22.7 million for the quarter and $54.9 million year-to-date

Charlotte, N.C. (August 4, 2014) - FairPoint Communications, Inc. (Nasdaq: FRP) (“FairPoint” or the “Company”), a leading communications provider, today announced its financial results for the second quarter ended June 30, 2014. As previously announced, the Company will host a conference call and simultaneous webcast to discuss its results at 8:30 a.m. (EDT) on Tuesday, August 5, 2014.

“Once again, we delivered Adjusted EBITDA and Unlevered Free Cash Flow in line with our expectations despite continued pressures on legacy revenue,” said Paul H. Sunu, Chief Executive Officer. “We see positive signs in the business including continued growth in Ethernet revenue and broadband subscribers and we expect rate increases implemented in the second quarter and the return of seasonal customers to help support second half revenue. In addition, we believe a continued focus on expenses should help drive Adjusted EBITDA and a strong back half of the year.”

Operating Highlights

The Company experienced strong revenue growth in business, advanced data services such as Ethernet, high-capacity data transport and other IP-based services along with broadband services.

In the second quarter of 2014, data and Internet services revenue grew 10.1% versus a year ago as products like FairPoint's retail Ethernet service offerings continued to attract new customers and broadband subscribers increased. Data and Internet services revenue increased sequentially in the second quarter, which is an increase for the sixth consecutive quarter.

Ethernet services contributed approximately $20.9 million of revenue, 9.3% of total revenue, in the second quarter of 2014 as compared to $15.5 million, 6.6% of total revenue, a year ago, as retail and wholesale Ethernet circuits grew 48.3% year-over-year. Growth in the Company's Ethernet products is expected to continue based on demand from customers like regional banks, healthcare networks and wireless carriers.

FairPoint has continued to invest in its broadband network to increase capacity, broaden its reach and offer more competitive services. Broadband subscribers grew by nearly 1,900 subscribers quarter-over-quarter, or 0.6% as penetration reached 39.3% of the Company's voice access lines at June 30, 2014. We continue to see strong interest in our broadband products.

_________________

1 Unlevered Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures. Additional information regarding the calculation of Unlevered Free Cash Flow and Adjusted EBITDA and a reconciliation to net income (loss) are contained in the attachments to this press release.

Voice access lines declined 7.1% year-over-year as compared to 7.5% a year ago. The slower decline was driven by a reduction in the rate of loss in business and wholesale access lines.

As of June 30, 2014, FairPoint had 3,160 employees, a decrease of 2.9% versus a year ago, largely due to attrition.

Two of the Company's collective bargaining agreements that cover the majority of its represented employees in northern New England expired on August 2, 2014. We are operating without contracts and should a work stoppage occur the Company has contingency plans in place to ensure services to our customers. We cannot predict the outcome of these negotiations at this time. Employees could engage in strikes or other concerted activities, which could materially adversely impact our business, financial condition, results of operations, liquidity and/or the market price of our outstanding securities.

Financial Highlights

Second Quarter 2014 as compared to First Quarter 2014

Revenue decreased $5.0 million during the second quarter of 2014 to $225.6 million.

•	Voice services declined $0.7 million primarily resulting from fewer lines in service;

•	Access revenue declined $1.8 million primarily due to continued loss and conversion of legacy transport circuits offset by wholesale Ethernet growth;

•	Data and Internet services increased $1.7 million reflecting strength in broadband subscriber and retail Ethernet circuit growth; and

•	Other services decreased $4.2 million primarily driven by first quarter 2014 non-recurring revenue from certain special purpose construction projects.

Adjusting for items that are added back in the computation of Adjusted EBITDA, operating expenses were $161.4 million in the second quarter of 2014 compared to $166.4 million in the first quarter of 2014 primarily due to a lower bonus accrual, seasonally lower utility costs and lower contracted services.

Adjusted EBITDA remained consistent at $64.2 million in the second quarter of 2014 compared to the first quarter of 2014 due to lower operating expenses.

Capital expenditures were $34.9 million in the second quarter of 2014 compared to $28.1 million in the first quarter of 2014 due to our 2014 capital plan that includes more projects in the second and third quarters and fewer in the first and fourth quarters.

Unlevered Free Cash Flow, which measures Adjusted EBITDA minus capital expenditures, pension contributions and cash payments for other post-employment benefits (“OPEB”), was $21.4 million in the second quarter of 2014 compared to $28.1 million in the first quarter of 2014. Unlevered Free Cash Flow was lower in the second quarter of 2014 primarily due to higher capital expenditures.

Net loss was $22.7 million in the second quarter of 2014 compared to $32.2 million in the first quarter of 2014. The change was due primarily to a decrease in loss from operations of $12.5 million, mainly from lower accruals for compensated absences (paid time-off) and other operating expenses partially offset by lower revenue. In addition, income tax benefit decreased $2.5 million in the second quarter.

Cash was $31.9 million as of June 30, 2014 compared to $31.7 million as of March 31, 2014. Total gross debt outstanding was $932.0 million as of June 30, 2014, after taking into consideration the regularly scheduled principal payment of $1.6 million on the term loan made during the second quarter of 2014, as compared to $933.6 million as of March 31, 2014. The Company's $75.0 million revolving credit facility is undrawn, with $58.6 million available for borrowing after applying $16.4 million of outstanding letters of credit.

Second Quarter 2014 as compared to Second Quarter 2013

Revenue was $225.6 million in the second quarter of 2014 compared to $234.5 million a year earlier.

•
Voice services declined $6.8 million resulting from the loss of voice access lines versus a year ago combined with lower long distance usage and the impact of certain promotional discounts on residential products that have now been discontinued;

•
Access revenue declined $4.1 million due to continued loss and conversion of legacy transport circuits to next generation fiber-based services and the exit from one National Exchange Carrier Association ("NECA") pool in the third quarter of

2013 partially offset by an increase in wholesale Ethernet revenue driven by legacy conversion and lower service quality penalties;

•	Data and Internet services increased $4.0 million reflecting strength in retail Ethernet services and broadband subscriber growth; and

•	Other services decreased $2.0 million primarily driven by additional revenue from certain special purpose construction projects in the second quarter of 2013.

Adjusting for items that are added back in the computation of Adjusted EBITDA, operating expenses were $161.4 million in the second quarter of 2014 compared to $168.6 million a year earlier. The decrease was primarily the result of lower employee costs due to lower headcount, lower bonus accrual, lower direct costs resulting from the NECA pool exit and lower operating taxes partially offset by higher network related expenses.

Adjusted EBITDA was $64.2 million in the second quarter of 2014 compared to $66.4 million a year earlier. The decrease is due to lower revenue partially offset by operating cost savings.

Capital expenditures were $34.9 million in the second quarter of 2014 compared to $27.4 million a year earlier. The increase is primarily driven by the timing of project completion in the 2014 capital plan.

Unlevered Free Cash Flow of $21.4 million in the second quarter of 2014 declined compared to $34.8 million a year earlier. The decrease was due primarily to increased pension contributions and capital expenditures in the second quarter of 2014 compared to the second quarter of 2013.

Net loss was $22.7 million in the second quarter of 2014 compared to $43.1 million in the second quarter of 2013. The change was due primarily to lower operating expenses, including depreciation expense, offset by lower revenue and lower income tax benefit.

2014 Guidance

The Company expects to generate $100 million to $110 million of Unlevered Free Cash Flow. Unlevered Free Cash Flow refers to Adjusted EBITDA minus capital expenditures, pension contributions and cash payments for OPEB. In addition, for fiscal 2014, Adjusted EBITDA is expected to be approximately $260 million and capital expenditures are expected to be approximately $120 million. Aggregate cash pension contributions and cash OPEB payments are expected to be approximately $35 million.

Quarterly Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2014, which will be filed with the SEC no later than August 11, 2014. The Company's results for the quarter ended June 30, 2014 are subject to the completion of such quarterly report.

Conference Call Information

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its second quarter 2014 results at 8:30 a.m. (EDT) on Tuesday, August 5, 2014.

Participants should call (877) 280-4957 (US/Canada) or (857) 244-7314 (international) at 8:20 a.m. (EDT) and enter the passcode 82672021 when prompted. The title of the call is the Second Quarter 2014 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (888) 286-8010 (US/Canada) or (617) 801-6888 (international) and enter the passcode 90707467 when prompted. The recording will be available from Tuesday, August 5, 2014, at 12:30 p.m. (EDT) through Tuesday, August 12, 2014, at 11:59 p.m. (EDT).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Adjusted EBITDA and Unlevered Free Cash Flow, and the adjustments to the most directly comparable GAAP measures used to determine the non-GAAP measures. Management believes that Adjusted EBITDA provides a useful measure of operational and financial performance and removes variability related to pension and OPEB expenses and that Unlevered Free Cash Flow may be useful to investors in assessing the Company's ability to generate cash and meet its debt service requirements. The Company believes that the non-GAAP measures, which also exclude the effect of special items, may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, the non-GAAP measures are useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management. The maintenance covenants contained in the Company's credit facility are based on Consolidated EBITDA, which is consistent with the calculation of Adjusted EBITDA included in the attachments to this press release.

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA and Unlevered Free Cash Flow have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Unlevered Free Cash Flow and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA and Unlevered Free Cash Flow only supplementally. A reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to net loss or income is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (Nasdaq: FRP) provides advanced data, voice and video technologies to single and multi-site businesses, public and private institutions, consumers, wireless companies and wholesale re-sellers in 17 states. Leveraging an owned, fiber-core Ethernet network - including more than 16,000 route miles of fiber in northern New England - FairPoint has the network coverage, scalable bandwidth and transport capacity to support enhanced applications, including the next generation of mobile and cloud-based communications, such as small cell wireless backhaul technology, voice over IP, data center colocation services, managed services and disaster recovery. For more information, visit www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company's plans, objectives, expectations and intentions and other factors. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company's subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company's future performance that represent management's estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company's management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company's independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company's business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company's guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

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FAIRPOINT COMMUNICATIONS, INC.
Supplemental Financial Information
(Unaudited)
(in thousands, except operating and financial metrics)

	2Q14	1Q14	4Q13	3Q13	2Q13	YTD 2014	YTD 2013
Summary Income Statement:
Revenue:
Voice services	$94,838	$95,495	$98,510	$101,272	$101,660	$190,333	$205,377
Access	75,123	76,940	80,763	80,182	79,235	152,063	160,867
Data and Internet services	44,089	42,343	41,645	41,550	40,054	86,432	78,228
Other services	11,547	15,779	12,478	12,985	13,551	27,326	25,497
Total revenue	225,597	230,557	233,396	235,989	234,500	456,154	469,969
Operating expenses:
Operating expenses, excluding depreciation, amortization and reorganization	180,037	198,582	185,964	187,166	192,246	378,619	397,743
Depreciation and amortization	55,080	54,071	53,605	52,877	84,523	109,151	175,956
Reorganization (income) expense (post-emergence)	47	18	19	(229)	(398)	65	(561)
Total operating expenses	235,164	252,671	239,588	239,814	276,371	487,835	573,138
Loss from operations	(9,567)	(22,114)	(6,192)	(3,825)	(41,871)	(31,681)	(103,169)
Other income (expense):
Interest expense	(20,023)	(20,008)	(20,272)	(20,304)	(20,097)	(40,031)	(38,099)
Loss on debt refinancing	—	—	—	—	—	—	(6,787)
Other income (expense), net	(224)	215	3,477	951	10	(9)	435
Total other expense	(20,247)	(19,793)	(16,795)	(19,353)	(20,087)	(40,040)	(44,451)
Loss from continuing operations before income taxes	(29,814)	(41,907)	(22,987)	(23,178)	(61,958)	(71,721)	(147,620)
Income tax benefit	7,134	9,670	29,090	14,218	18,850	16,804	46,983
Net income (loss) from continuing operations	(22,680)	(32,237)	6,103	(8,960)	(43,108)	(54,917)	(100,637)
Gain on sale of discontinued operations	—	—	—	—	—	—	10,044
Net income (loss)	$(22,680)	$(32,237)	$6,103	$(8,960)	$(43,108)	$(54,917)	$(90,593)

Reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to Net Income (Loss):
Net income (loss)	$(22,680)	$(32,237)	$6,103	$(8,960)	$(43,108)	$(54,917)	$(90,593)
Income tax benefit	(7,134)	(9,670)	(29,090)	(14,218)	(18,850)	(16,804)	(46,983)
Interest expense	20,023	20,008	20,272	20,304	20,097	40,031	38,099
Depreciation and amortization	55,080	54,071	53,605	52,877	84,523	109,151	175,956
Pension expense (1a)	4,754	4,799	7,000	6,357	6,980	9,553	12,864
OPEB expense (1a)	13,404	13,529	12,173	11,973	15,247	26,933	30,323
Compensated absences (1b)	(3,013)	11,313	(3,276)	(4,367)	(3,048)	8,300	8,074
Severance	129	384	485	3,537	3,430	513	4,128
Restructuring costs (1c)	47	18	19	70	101	65	118
Storm expenses (1d)	(190)	(410)	2,598	—	—	(600)	—
Other non-cash items, net (1e)	(109)	1,131	299	426	351	1,022	1,177
Gain on sale of assets	243	10	36	(956)	207	253	(9,837)
Early debt payment expenses	—	—	—	—	—	—	6,787
All other allowed adjustments, net (1f)	3,680	1,229	(3,009)	466	507	4,909	193
Adjusted EBITDA	$64,234	$64,175	$67,215	$67,509	$66,437	$128,409	$130,306
Adjusted EBITDA margin	28.5%	27.8%	28.8%	28.6%	28.3%	28.2%	27.7%
Pension contributions	$(6,895)	$(6,960)	$(7,925)	$(8,519)	$(3,527)	$(13,855)	$(3,527)
OPEB payments	(1,068)	(1,062)	(938)	(786)	(726)	(2,130)	(1,746)
Capital expenditures	(34,900)	(28,077)	(37,207)	(33,768)	(27,413)	(62,977)	(57,323)
Unlevered Free Cash Flow	$21,371	$28,076	$21,145	$24,436	$34,771	$49,447	$67,710

	2Q14	1Q14	4Q13	3Q13	2Q13	YTD 2014	YTD 2013
Reconciliation of Adjusted EBITDA to Revenue:
Total revenue	$225,597	$230,557	$233,396	$235,989	$234,500	$456,154	$469,969
Operating expenses, excluding depreciation, amortization and reorganization	$180,037	$198,582	$185,964	$187,166	$192,246	$378,619	$397,743
Pension expense (1a)	(4,754)	(4,799)	(7,000)	(6,357)	(6,980)	(9,553)	(12,864)
OPEB expense (1a)	(13,404)	(13,529)	(12,173)	(11,973)	(15,247)	(26,933)	(30,323)
Compensated Absences (1b)	3,013	(11,313)	3,276	4,367	3,048	(8,300)	(8,074)
Severance	(129)	(384)	(485)	(3,537)	(3,430)	(513)	(4,128)
Storm expenses (1d)	190	410	(2,598)	—	—	600	—
Other non-cash items, net (1e)	110	(1,171)	(445)	(394)	(493)	(1,061)	(1,430)
All other allowed adjustments, net (1f)	(3,700)	(1,414)	(358)	(493)	(581)	(5,114)	(581)
Adjusted operating expenses, excluding depreciation, amortization and reorganization	$161,363	$166,382	$166,181	$168,779	$168,563	$327,745	$340,343
Adjusted operating expenses margin	71.5%	72.2%	71.2%	71.5%	71.9%	71.8%	72.4%
Adjusted income from continuing operations, excluding depreciation, amortization and reorganization	$64,234	$64,175	$67,215	$67,210	$65,937	$128,409	$129,626
Adjusted income from continuing operations margin	28.5%	27.8%	28.8%	28.5%	28.1%	28.2%	27.6%
Reversal of certain bankruptcy claims	—	—	—	299	500	—	680
Adjusted EBITDA	$64,234	$64,175	$67,215	$67,509	$66,437	$128,409	$130,306
Adjusted EBITDA margin	28.5%	27.8%	28.8%	28.6%	28.3%	28.2%	27.7%
Select Operating and Financial Metrics:
Residential lines	502,759	516,106	527,890	542,238	556,584
Business lines (2)	289,519	289,568	290,955	292,937	294,183
Wholesale lines (3)	55,569	58,605	59,859	60,315	61,911
Total lines (2)	847,847	864,279	878,704	895,490	912,678
% change y-o-y	(7.1)%	(6.7)%	(7.0)%	(7.3)%	(7.5)%
% change q-o-q	(1.9)%	(1.6)%	(1.9)%	(1.9)%	(1.4)%

Broadband subscribers (4)	333,421	331,538	329,766	330,698	332,620
% change y-o-y	0.2%	0.4%	1.5%	3.0%	4.2%
% change q-o-q	0.6%	0.5%	(0.3)%	(0.6)%	0.8%
penetration of lines	39.3%	38.4%	37.5%	36.9%	36.4%

Access line equivalents (2)	1,181,268	1,195,817	1,208,470	1,226,188	1,245,298
% change y-o-y	(5.1)%	(4.8)%	(4.8)%	(4.7)%	(4.6)%
% change q-o-q	(1.2)%	(1.0)%	(1.4)%	(1.5)%	(0.9)%

Retail Ethernet	5,156	4,875	4,651	4,241	3,857
Wholesale Ethernet	5,570	5,248	4,866	4,257	3,374
Ethernet Circuits	10,726	10,123	9,517	8,498	7,231
% change y-o-y	48.3%	56.6%	60.1%	57.8%	49.2%
% change q-o-q	6.0%	6.4%	12.0%	17.5%	11.8%

Employee Headcount	3,160	3,166	3,171	3,182	3,255
% change y-o-y	(2.9)%	(4.7)%	(5.9)%	(6.4)%	(4.5)%
(1) For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in the Company's credit agreement), the Company adjusts net (loss) income for interest, income taxes, depreciation and amortization, in addition to:

a) the add-back of aggregate pension and other post-employment benefits (OPEB) expense,
b) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual,
c) the add-back of costs related to the reorganization, including professional fees for advisors and consultants,
d) the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance,

e) the add-back of other non-cash items, except to the extent they will require a cash payment in a future period, and
f) the add-back (or subtraction) of other items, including facility and office closures, labor negotiation expenses, non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.

(2) Access lines are presented pro forma for the divestiture of our pay phone operations in our northern New England footprint and include Hosted Voice seats.
(3) Wholesale access lines include Resale and UNE-P, but exclude UNE-L and special access circuits.
(4) Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband, but exclude Ethernet and other high-capacity circuits.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
June 30, 2014 and December 31, 2013
(in thousands, except share data)

	June 30, 2014	December 31, 2013

Assets:
Cash	$31,919	$42,700
Restricted cash	—	543
Accounts receivable (net of $11.5 million and $13.1 million allowance for doubtful accounts, respectively)	81,680	89,248
Prepaid expenses	22,534	26,552
Other current assets	3,600	3,876
Deferred income tax, net	12,136	18,250
Total current assets	151,869	181,169
Property, plant and equipment (net of $988.7 million and $886.2 million accumulated depreciation, respectively)	1,261,902	1,301,292
Intangible assets (net of $38.2 million and $32.7 million accumulated amortization, respectively)	100,379	105,886
Debt issue costs, net	6,537	7,101
Restricted cash	651	651
Other assets	3,429	3,799
Total assets	$1,524,767	$1,599,898

Liabilities and Stockholders’ Deficit:
Current portion of long-term debt	$6,400	$6,400
Current portion of capital lease obligations	887	1,445
Accounts payable	29,773	37,876
Claims payable and estimated claims accrual	216	256
Accrued interest payable	9,976	9,977
Accrued payroll and related expenses	29,739	34,897
Other accrued liabilities	54,024	55,994
Total current liabilities	131,015	146,845
Capital lease obligations	305	447
Accrued pension obligations	147,799	153,534
Accrued post-retirement healthcare obligations	609,781	584,734
Deferred income taxes	63,431	85,948
Other long-term liabilities	23,099	25,864
Long-term debt, net of current portion	909,920	911,722
Total long-term liabilities	1,754,335	1,762,249
Total liabilities	1,885,350	1,909,094
Stockholders’ deficit:
Common stock, $0.01 par value, 37,500,000 shares authorized, 26,695,921 and 26,480,837 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	266	264
Additional paid-in capital	514,625	512,008
Retained deficit	(716,606)	(661,689)
Accumulated other comprehensive loss	(158,868)	(159,779)
Total stockholders’ deficit	(360,583)	(309,196)
Total liabilities and stockholders’ deficit	$1,524,767	$1,599,898

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
Three and Six months ended June 30, 2014 and 2013
(Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$225,597	$234,500	$456,154	$469,969
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	101,661	108,163	217,227	224,774
Selling, general and administrative expense	78,376	84,083	161,392	172,969
Depreciation and amortization	55,080	84,523	109,151	175,956
Reorganization related expense (income)	47	(398)	65	(561)
Total operating expenses	235,164	276,371	487,835	573,138
Loss from operations	(9,567)	(41,871)	(31,681)	(103,169)
Other income (expense):
Interest expense	(20,023)	(20,097)	(40,031)	(38,099)
Loss on debt refinancing	—	—	—	(6,787)
Other income (expense)	(224)	10	(9)	435
Total other expense	(20,247)	(20,087)	(40,040)	(44,451)
Loss before income taxes	(29,814)	(61,958)	(71,721)	(147,620)
Income tax benefit	7,134	18,850	16,804	46,983
Loss from continuing operations	(22,680)	(43,108)	(54,917)	(100,637)
Gain on sale of discontinued operations, net of taxes	—	—	—	10,044
Net loss	$(22,680)	$(43,108)	$(54,917)	$(90,593)

(Loss) earnings per share, basic:
Continuing operations	$(0.86)	$(1.64)	$(2.08)	$(3.84)
Discontinued operations	—	—	—	0.38
Loss per share, basic	$(0.86)	$(1.64)	$(2.08)	$(3.46)

(Loss) earnings per share, diluted:
Continuing operations	$(0.86)	$(1.64)	$(2.08)	$(3.84)
Discontinued operations	—	—	—	0.38
Loss per share, diluted	$(0.86)	$(1.64)	$(2.08)	$(3.46)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Six Months Ended June 30, 2014 and 2013
(in thousands)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(54,917)	$(90,593)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	(17,021)	(47,733)
Provision for uncollectible revenue	4,046	4,189
Depreciation and amortization	109,151	175,956
Post-retirement healthcare	24,848	28,656
Qualified pension	(4,302)	9,337
Loss on abandoned projects	126	—
Stock-based compensation	2,781	3,150
Gain on sale of business, net	—	(10,044)
Loss on debt refinancing	—	6,787
Other non-cash items	222	(250)
Changes in assets and liabilities arising from operations:
Accounts receivable	3,523	(4,063)
Prepaid and other assets	4,292	1,392
Restricted cash	463	3,971
Accounts payable and accrued liabilities	(15,416)	(14,172)
Accrued interest payable	(1)	10,109
Other assets and liabilities, net	(2,094)	5,487
Reorganization adjustments:
Non-cash reorganization income	—	(680)
Claims payable and estimated claims accrual	(40)	80
Restricted cash - Cash Claims Reserve	80	577
Total adjustments	110,658	172,749
Net cash provided by operating activities	55,741	82,156
Cash flows from investing activities:
Net capital additions	(62,978)	(57,323)
Proceeds from sale of business	—	30,315
Distributions from investments and proceeds from the sale of property	332	417
Net cash used in investing activities	(62,646)	(26,591)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	920,590
Financing costs	—	(13,217)
Repayments of long-term debt	(3,200)	(958,600)
Proceeds from exercise of stock options	24	46
Repayment of capital lease obligations	(700)	(605)
Net cash used in financing activities	(3,876)	(51,786)
Net change	(10,781)	3,779
Cash, beginning of period	42,700	23,203
Cash, end of period	$31,919	$26,982